EXHIBIT 99.1

Investor Contact:	March 16, 2004
Steve Belgrad, 303-394-7706

Media Contact:
Blair Johnson, 720-210-1439
Shelley Peterson, 303-316-5625

JANUS ANNOUNCES DEBT REDUCTION PLAN

Transactions Will Reduce Debt Substantially and Strengthen Balance Sheet

Denver—Janus Capital Group Inc. (NYSE: JNS) today announced it has taken the first step in achieving its debt reduction objectives by offering to exchange a new series of Senior Notes due 2014 (the “New Notes”) for any and all of its 7.00% Senior Notes due 2006 (the “2006 Notes”) and its 7.75% Notes due 2009 (the “2009 Notes” which, together with the 2006 Notes, comprise the “Old Notes”).

Following the completion of the exchange, Janus and/or its wholly owned subsidiary Capital Group Partners, Inc. are currently expected to purchase up to $465 million of the New Notes for cash. The exchange offers will expire at 5:00 p.m. EST on April 14, 2004, unless extended. In the event the exchange offer is not extended, any such purchase is expected to occur on May 19, 2004.

Following the completion of the proposed exchange and purchase, Janus will reduce its consolidated GAAP debt to approximately $469 million from $853 million based on the minimum participation of $435 million of Old Notes. If, as expected, investors cause Janus to purchase the remaining $84 million of Liquid Yield Option Notes (“LYONS”) on April 30, 2004, consolidated GAAP debt after the completion of the exchange and purchase by Janus or Capital Group Partners would be approximately $386 million at the minimum participation level.

Terms of the Exchange Offer and Debt Purchase

The exchange offers will be made pursuant to an offering memorandum dated today and a letter of transmittal, which set forth a more comprehensive description of the terms of the exchange offers. The following provides a summary of the terms of the exchange offer and subsequent purchase of debt by Janus or Capital Group Partners.

Janus is offering to exchange for each $1,000 principal amount of Old Notes a principal amount of New Notes based on the “total exchange price” for the series of Old Notes tendered.

The total exchange price for each series of Old Notes will be determined at 2:00 p.m. EST two business days prior to the expiration of the exchange offers, on the basis of a yield to maturity equal to the sum of the yield on the applicable reference U.S. Treasury Security and the applicable fixed spread listed below:

Series of Old Notes	Fixed Spread	U.S. Treasury Security
2006 Notes	+40 basis points	2.625% U.S. Treasury Note due
November 15, 2006

2009 Notes	+60 basis points	2.625% U.S. Treasury Note due
March 15, 2009

The New Notes will bear interest at an annual rate equal to a fixed spread of 187.5 basis points over the yield on the 4.000% U.S. Treasury Note due February 15, 2014 at 2:00 p.m. EST two business days prior to the expiration of the exchange offers.

Holders who validly tender their Old Notes on or prior to 5:00 p.m. EST on April 5, 2004, and do not withdraw their tenders, will receive, for each $1,000 principal amount of Old Notes validly tendered, New Notes in a principal amount equal to the total exchange price for that series of Old Notes. Holders who validly tender their Old Notes after 5:00 p.m. EST on April 5, 2004, but on or prior to the expiration of the exchange offers, and do not withdraw their tenders, will receive, for each $1,000 principal amount of Old Notes validly tendered, New Notes in a principal amount equal to the total exchange price for that series of Old Notes less $10.00 in principal amount of New Notes. The settlement date of the exchange offers will be the third business day following the expiration date, or as soon thereafter as practicable.

Tenders of Old Notes may be withdrawn at any time prior to the later of 5:00 p.m. EST on April 5, 2004 and the time that Janus receives valid and unwithdrawn tenders representing $435 million aggregate principal amount of Old Notes, but in no event later than the expiration of the exchange offers.

The exchange offers are subject to a number of conditions, including the receipt of valid and unwithdrawn tenders of at least $435 million aggregate principal amount of Old Notes and the absence of certain conditions.

Janus has agreed to assign the right to purchase up to a maximum of the first $450 million in aggregate principal amount of the New Notes on May 19, 2004 to Capital Group Partners and has retained for itself the right to purchase New Notes in excess of that amount. Capital Group Partners has also agreed to assume Janus’ obligation to purchase up to the first $450 million of New Notes on June 18, 2004, with the obligation to purchase New Notes in excess of that amount being retained by Janus.

On May 19, 2004, Capital Group Partners and Janus may purchase up to an aggregate principal amount of New Notes referred to as the “purchase limit” at a purchase price equal to 100% of the principal amount of the New Notes to be purchased, plus any accrued and unpaid interest up to, but not including, May 19, 2004.

If, on May 19, 2004, Capital Group Partners and Janus purchase an aggregate principal amount of New Notes less than the purchase limit, holders of New Notes may require the repurchase on June 18, 2004 of up to the purchase limit less the aggregate principal amount of any New Notes purchased on May 19, 2004. The purchase price payable on June 18, 2004 will be equal to 100% of the principal amount of New Notes to be purchased, plus any accrued and unpaid interest to, but not including, June 18, 2004.

The following sets forth the estimated purchase limit for the specified aggregate principal amount of Old Notes exchanged. Janus will publicly announce the actual purchase limit as soon as practical after the expiration date.

Aggregate Principal Amount of Old Notes
Exchanged in the Exchange Offers	Purchase Limit
At least $435.0 million but less than $450.0 million	$439.0 million
At least $450.0 million but less than $475.0 million	$445.0 million
At least $475.0 million but less than $510.0 million	$450.0 million
At least $510.0 million but less than $540.0 million	$455.0 million
At least $540.0 million but less than $570.0 million	$460.0 million
At least $570.0 million and up to $600.0 million	$465.0 million

The offering of New Notes in the exchange offers is being made only to holders of Old Notes who have verified to Janus that they are “qualified institutional buyers” as that term is defined in Rule 144A of the Securities Act of 1933.

The New Notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, the New Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release is for information purposes only and should not be used or construed as an offer to sell, a solicitation of an offer to buy, or a recommendation for any security. The exchange offers are being made only pursuant to an offering memorandum and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law.

About Janus Capital Group Inc.

Based in Denver, Colorado, Janus Capital Group Inc. is a leading asset manager offering individual investors and institutional clients complementary asset management disciplines through the firm’s global distribution network.

Janus Capital Group consists of Janus Capital Management LLC, Enhanced Investment Technologies, LLC (INTECH), Bay Isle Financial LLC and Capital Group Partners. Janus Capital Group owns 30% of Perkins, Wolf, McDonnell and Company, LLC and approximately 9% of DST Systems, Inc.

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This press release includes statements concerning potential future events involving Janus Capital Group Inc. that could differ materially from the events that actually occur. The differences could be caused by a number of factors including those factors identified in Janus’ Annual Report on Form 10-K for the year ended December 31, 2003 on file with the Securities and Exchange Commission (Commission file no. 001-15253). Janus will not update any forward-looking statement made in this press release to reflect future events or developments.

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